Exhibit (i)(14)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

May 31, 2018

Voya Separate Portfolios Trust
7337 East Doubletree Ranch Road, Suite 100
Scottsdale, Arizona 85258

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement on Form N-1A (the “Registration Statement”) being filed today by Voya Separate Portfolios Trust (the “Trust”) under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of additional share classes of beneficial interest of the funds, each a series of the Trust, as set forth in Exhibit A (the “Shares”).

We are familiar with the actions taken by the Trustees of the Trust to authorize the issuance of the Shares.  In connection with this opinion, we have examined such certificates, documents, and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinion set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Trust, public officials and other appropriate persons.  We assume that upon sale of the Shares by the Trust, the Trust will receive the net asset value thereof.

In rendering the opinion expressed herein, we have, with your approval, relied solely on the opinion, dated the date hereof, of Richards, Layton & Finger, PA insofar as such opinion relates to the laws of the State of Delaware (subject to all of the assumptions and qualifications to which such opinion is subject), and we have made no independent examination of the laws of that jurisdiction.  We are providing a copy of that opinion together with this opinion, which is subject to the same assumptions as those set forth in the opinion of Richards, Layton & Finger, PA.

Based upon and subject to the foregoing, we are of the opinion that the Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm as legal counsel for the Trust in the Registration Statement.  This consent shall not constitute an acknowledgment that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP

Exhibit A

Fund (each a series of Voya Separate Portfolios Trust)	Share Class
Voya Target In-Retirement Fund	Class R
Voya Target Retirement 2020 Fund	Class R
Voya Target Retirement 2025 Fund	Class R
Voya Target Retirement 2030 Fund	Class R
Voya Target Retirement 2035 Fund	Class R
Voya Target Retirement 2040 Fund	Class R
Voya Target Retirement 2045 Fund	Class R
Voya Target Retirement 2050 Fund	Class R
Voya Target Retirement 2055 Fund	Class R
Voya Target Retirement 2060 Fund	Class R